Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form F-4 of our report dated June 8, 2026 relating to the consolidated financial statements of GOWell Technology Limited appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

New York, New York

June 8, 2026